Exhibit 99


                                  NEWS RELEASE
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
996 South State Road 135       Greenwood, IN 46143         Phone: (317) 882-4790    Fax: (317) 882-5903
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Contacts:  Jerry R. Engle
           Kimberly B. Kling

FIRST SHARES BANCORP, INC.
Redeeming Debentures and Canceling Mandatory Stock Purchase Contracts

Greenwood, IN, March 11, 2004 - First Shares Bancorp, Inc. (NASDAQ:FBGI)

First Shares Bancorp, Inc. announced that it is redeeming its 8% Redeemable Subordinated Debentures due July 1, 2011 and canceling its Cancelable Mandatory Stock Purchase Contracts, with the redemption date being May 7, 2004. Cancellation of the mandatory stock purchase contracts will also be effective May 7, 2004. Under the terms of these securities, the debenture redemption price will be par, plus a 7% redemption premium, plus interest accrued since the latest interest payment date. Contracts cancelled will also be entitled to a 1% cancellation payment. As a result of the redemption, interest will cease to accrue on the debentures effective May 7, 2004.

Holders of equity contracts will have until May 7 to exercise the contract to purchase First Shares common stock, but holders of commonly registered debentures and contracts will be able to exercise their contracts only by surrendering the related debenture as payment of the exercise price.

Given the recently announced agreement to merge First Shares with Lincoln Bancorp, it is expected that most or all holders of equity contracts will exercise their right to purchase First Shares common stock. The exercise price of the contracts is approximately $6.67 per share, and under the terms of the merger agreement each share will be entitled to receive either $14.80 in cash or ..75 shares of Lincoln common stock (valued at $15.75, based on Lincoln's March 10, 2004 closing price of $21.00).

Jerry Engle, President of First Shares, said: "We intended to call these debentures whether or not the merger deal was announced, as the 8% interest is a burden on our operating performance in the current interest rate environment. We are pleased for holders of the debentures and contracts that the planned merger would give them the opportunity to obtain an even greater return on their investment."

First Shares Bancorp is a $176 million financial services company headquartered in Greenwood, Indiana, a part of the greater Indianapolis metropolitan area. The company operates from eight locations, all within a 50-mile radius of Indianapolis.


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Safe Harbor  Statement.  This news release contains comments that may constitute
"forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of First Shares to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Such risks include: the possibility that the merger with Lincoln Bancorp will not occur due to failure of one or more conditions to closing to be satisfied, changes in market interest rates, changes in economic conditions in our markets, or legislative or regulatory changes.